Exhibit 99.1

Ascent Industries Appoints Bill Steckel as Chief Financial Officer

Oak Brook, Illinois, April 17, 2023 – Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), an industrials company focused on the production and distribution of industrial tubular products and specialty chemicals, today announced the appointment of Bill Steckel as chief financial officer, effective today. He succeeds Aaron Tam, who has resigned as CFO.

Mr. Steckel brings to Ascent more than two decades of extensive experience in operational finance, financial planning and analysis and treasury across a wide range of industries, as well as expertise in capital markets and M&A. Prior to joining Ascent, he spent over five years in multiple CFO assignments for manufacturing, distribution and technology companies. During these executive assignments, Mr. Steckel was tasked with leading a variety of transformative efforts, including building out multiple finance organizations, developing operational metrics to improve sales and enhance profitability, carving out and restructuring operating segments, implementing new ERP systems and optimizing balance sheets.

Mr. Steckel was also executive vice president and CFO at Telular Corp., a technology leader in IoT solutions for the commercial telematics, security and home automation markets. Mr. Steckel previously served as CFO for Great Lakes Dredge & Dock Corporation (Nasdaq: GLDD), the largest provider of dredging services in the United States with approximately $1 billion in revenue during his tenure. In this role, Mr. Steckel led approximately 70 team members across the finance, IT, and purchasing departments in achieving significant revenue and EBITDA growth, while reducing the company’s net debt position. He was also instrumental in remediating material weaknesses, upgrading financial reporting processes and executing an acquisition into an adjacent market sector.

“It is a pleasure to welcome such a seasoned executive like Bill to the Ascent team,” said Chris Hutter, president and CEO of Ascent. “Bill brings to our organization a strong operational mindset and proven track record enhancing finance departments across both public and private companies, having spent multiple decades implementing transformative changes that resulted in significant financial improvements. We look forward to having Bill’s leadership on our executive team as we continue down our path toward sustainable profitable growth to deliver long-term shareholder value.”

Mr. Steckel commented on his appointment: “Having watched the significant progress Ascent has made since Ben and Chris took helm of the organization, I am pleased to have the opportunity to play an integral role in continuing to build upon the foundation they have laid. I look forward to hitting the ground running at Ascent as we navigate strategic decisions to best position the Company for long-term success and outstanding operating performance.”

Mr. Steckel is a Certified Public Accountant (Inactive) and holds a Master of Business Administration from Western Illinois University. Additionally, Mr. Steckel has served on the board of directors for Daystar Technologies (formerly Nasdaq: DSTI) and Densei-Lambda KK (formerly TYO: 6917.T).

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Ascent, please visit its web site at www.ascentco.com.

Exhibit 99.1
Company Contact
Bill Steckel
Chief Financial Officer
1-630-884-9181

Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
ACNT@gatewayir.com